Exhibit 99.1
FOR IMMEDIATE RELEASE
AUGUST 8, 2008

Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407
Chris.Bell@CrosstexEnergy.com

Media Contact:	Jill McMillan, Manager, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY REPORTS SECOND-QUARTER 2008 RESULTS
DALLAS, August 8, 2008 -— The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the second-quarter 2008.
Second-Quarter 2008 — Crosstex Energy, L.P. Financial Results
The Partnership’s distributable cash flow in the second quarter of 2008 was $37.5 million, or 0.91 times the amount required to cover its recently increased quarterly distribution of $0.63 per unit. Distributable cash flow rose $11.3 million, or 43 percent, over distributable cash flow of $26.2 million in the second quarter of 2007. Distribution coverage for the trailing 12 months ended June 30, 2008 was 1.19 times the amount required to cover distributions. Distributable cash flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income in the tables at the end of this news release.
The Partnership reported net income of $21.7 million in the second quarter of 2008, including noncash mark-to-market income of $16.8 million from risk management activities. The bulk of this noncash income was related to the Partnership’s interest rate hedges as future interest rates increased during the quarter. This noncash income was not included in the calculation of distributable cash flow. Net income for the second quarter of 2007 was $2.9 million, including noncash mark-to-market income of $1.3 million from risk management activities.

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Crosstex Energy Reports Second-Quarter 2008 Results

“We are pleased with second-quarter results and the continued progress we’re making as a leading midstream player in the Barnett Shale of North Texas,” said Barry E. Davis, Crosstex Chairman, President and Chief Executive Officer. “The issues we previously disclosed that delayed our second-quarter growth in North Texas have mostly been resolved. In the third quarter, we are also operating in an improved processing environment. We anticipate that third-quarter financial results will benefit significantly from these factors relative to the second quarter, which should keep us on track to meet our financial goals for the year.
“We are excited to see the developing opportunities in the Haynesville Shale gas play right in our backyard of North Louisiana and East Texas. They will provide ample long-term growth projects for us,” added Davis. “So we can ensure good execution in these plays and throughout our operations, we recently brought in additional senior commercial talent and reorganized our teams to sharpen our focus on developing Haynesville and other emerging opportunities.”
The Partnership’s gross margin for the second quarter of 2008 increased 23 percent to $110.4 million, compared with $89.6 million in the corresponding 2007 period. Gross margin from the Midstream segment rose 27 percent to $95.7 million in the second quarter of 2008 versus $75.6 million for the year-ago quarter. The improvement was primarily due to the growth of the Partnership’s pipeline and gathering systems in North Louisiana and North Texas and new processing capacity of 200 million cubic feet of gas per day (MMcf/d) in North Texas. Gross margin from the Treating segment increased approximately five percent to $14.7 million, compared with a gross margin of $14.0 million for the second quarter of 2007.
The net income per limited partner unit in the second-quarter 2008 was $0.23 per unit versus a net loss of $0.06 per unit in the corresponding quarter of 2007. The income per limited partner unit was impacted by the $11.4 million preferential allocation of net income to the general partner in the second quarter of 2008, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation reduced the limited partners’ share of net income to $10.3 million in the quarter.
During the second quarter of 2008, the Partnership had a $9.7 million increase in operating expenses and a $2.5 million increase in general and administrative expenses compared with the second quarter of 2007. Higher expenses were primarily associated with the buildout of the North Texas gathering systems and the northern Louisiana pipeline system expansion. Interest expense was $17.2 million in the second quarter of 2008 versus $18.6 million in the year-ago quarter due to lower interest rates. Depreciation and amortization expense increased $7.2 million in the second quarter of 2008 compared with the second quarter of 2007 primarily due to North Texas growth projects that were not in service in the second quarter of 2007.
Second-Quarter 2008 — Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $17.5 million for the second quarter of 2008, compared with net income of $2.2 million for the comparable period in 2007. Net income for the second quarter of 2008 included a noncash gain of $14.7 million related to the issuance of 3.3 million Partnership units during the quarter. The Corporation’s income before income taxes, gain on issuance of Partnership units, and interest of noncontrolling partners in the net income of the Partnership was $21.4 million in the second quarter of 2008, compared with $2.5 million in the second quarter of 2007.

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Crosstex Energy Reports Second-Quarter 2008 Results

The Corporation’s share of Partnership distributions, including distributions on its 16.4 million common units, its two percent general partner interest and the incentive distribution rights, was $23.4 million in the second quarter of 2008. Its share of Partnership distributions in the second quarter of 2007 was $11.9 million. The recently announced increase in the Partnership’s distribution of $0.01 per unit raised the Corporation’s share of distributions by $0.6 million from $22.8 million in the first quarter of 2008 to $23.4 million in the second quarter of 2008.
The Corporation is not expected to pay significant taxes in either 2009 or 2010. However, it will continue to determine its dividend as if it were a taxpayer. The Corporation is currently adding approximately $5.0 million per quarter to its cash balances in lieu of such tax payments. This cash will continue to add to the Corporation’s liquidity, which will be available for future corporate purposes.
Crosstex to Hold Earnings Conference Call Today
The Partnership and the Corporation will hold their quarterly conference call to discuss second-quarter 2008 results today, August 8, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 1-888-679-8034, and the passcode is 32871523. Callers outside the United States should dial 1-617-213-4847, and the passcode is 32871523. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PRLKWXBRV. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access a live Web cast of the call on the Investors page of Crosstex’s Web site at www.crosstexenergy.com.
After the conference call, a replay can be accessed until September 8, 2008, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 31633224. Interested parties also can visit the Investors page of Crosstex’s Web site to listen to a replay of the call.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 190 natural gas amine-treating plants and dew-point control plants. Crosstex currently provides services for over 3.5 billion cubic feet per day of natural gas, or approximately seven percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 34 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

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Crosstex Energy Reports Second-Quarter 2008 Results

Non-GAAP Financial Information
This press release contains a non-generally accepted accounting principle financial measure referred to as Distributable Cash Flow. Distributable Cash Flow includes earnings before non-cash charges, less maintenance capital expenditures and non-cash derivative activity. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures and in the second quarter of 2007 and six months ended June 30, 2007, the amortization of put premiums. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. The puts were acquired to hedge the future price of certain natural gas liquids. The net cost of the puts was amortized against Distributable Cash Flow over their life.
The Partnership believes this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. The reconciliation of this measure to net income is included among the following tables.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future projects, future net income, future distributable cash flow, future capital expenditures, future cash expenses and future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks; and (7) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2007, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

Crosstex Energy Reports Second-Quarter 2008 Results

CROSSTEX ENERGY, L.P.
Selected Financial & Operating Data
(All amounts in thousands except per unit numbers)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues
Midstream	$1,524,392	$984,669	$2,776,573	$1,794,467
Treating	17,992	16,256	34,333	32,607
Profit from Energy Trading Activities	281	991	1,334	1,594

	1,542,665	1,001,916	2,812,240	1,828,668

Cost of Gas
Midstream	1,428,930	910,061	2,582,527	1,661,943
Treating	3,356	2,257	5,454	4,591

	1,432,286	912,318	2,587,981	1,666,534

Gross Margin	110,379	89,598	224,259	162,134

Operating Expenses	39,640	29,956	81,545	57,313
General and Administrative	17,317	14,849	32,798	26,882
Gain on Sale of Property	(1,381)	(971)	(1,659)	(1,821)
Gain on Derivatives	(16,788)	(1,280)	(9,722)	(4,494)
Depreciation and Amortization	32,740	25,509	65,242	50,495

Total	71,528	68,063	168,204	128,375

Operating Income	38,851	21,535	56,055	33,759

Interest Expense and Other	(16,733)	(18,402)	(29,739)	(35,679)

Net Income (Loss) before Minority Interest and Taxes	22,118	3,133	26,316	(1,920)

Minority Interest in Subsidiary	(50)	(30)	(194)	(50)
Income Tax Provision	(326)	(215)	(669)	(419)

Net Income (Loss)	$21,742	$2,888	$25,453	$(2,389)

General Partner Share of Net Income (Loss)	$11,401	$4,538	$22,051	$8,707

Limited Partners’ Share of Net Income (Loss)	$10,341	$(1,650)	$3,402	$(11,096)

Net Income (Loss) per Limited Partners’ Unit

Basic Common Unit	$0.23	$(0.06)	$(2.96)	$(0.42)

Diluted Common Unit	$0.21	$(0.06)	$(2.96)	$(0.42)

Basic and Diluted Sr. Sub Series C Unit	$—	$—	$9.44	$—

Weighted Average Limited Partners’ Units Outstanding:

Basic	44,510	26,685	39,745	26,664

Diluted	48,669	26,685	39,745	26,664

Crosstex Energy Reports Second-Quarter 2008 Results

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income to Distributable Cash Flow
(All amounts in thousands except ratios and distributions per unit)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2008	2007	2008	2007	2008
	(Unaudited)		(Unaudited)		(Unaudited)
Net Income (Loss)	$21,742	$2,888	$25,453	$(2,389)	$41,731
Depreciation and Amortization (1)	32,676	25,437	65,112	50,351	$123,376
Stock-based Compensation	3,736	2,852	6,366	5,086	$13,563
Financial Derivatives Mark-to-Market	(15,640)	59	(7,113)	(2,022)	$(4,198)
Other (2)	(1,076)	45	(1,079)	89	$(916)

Cash Flow	41,437	31,281	88,739	51,115	173,556

Amortization of Put Premiums	—	(2,517)	—	(3,468)	$(5,696)
Maintenance Capital Expenditures	(3,975)	(2,597)	(7,567)	(3,629)	$(13,770)

Distributable Cash Flow	$37,462	$26,167	$81,172	$44,018	$154,090

Actual Distribution	$41,364	$21,683	$81,681	$42,522	$129,942
Distribution Coverage	0.91	1.21	0.99	1.04	1.19

Distributions per Limited Partner Unit	$0.63	$0.57	$1.25	$1.13	$2.45

(1)	Excludes minority interest share of depreciation and amortization of $64,000 and $130,000 for the three and six months ended June 30, 2008, respectively, and $72,000 and $144,000 for the three months and six months ended June 30, 2007, respectively.

(2)	Includes taxes and gain from the disposition of assets.

Crosstex Energy Reports Second-Quarter 2008 Results

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Pipeline Throughput (MMBtu/d)
South Texas	450,000	423,000	421,000	411,000
LIG Pipeline and Marketing	972,000	950,000	1,011,000	903,000
North Texas — Gathering	632,000	288,000	598,000	264,000
North Texas — Transmission	346,000	266,000	334,000	186,000
Other Midstream	204,000	186,000	208,000	179,000

Total Gathering and Transmission Volume	2,604,000	2,113,000	2,572,000	1,943,000

Natural Gas Processed (MMBtu/d)
South Louisiana	1,376,000	1,466,000	1,417,000	1,430,000
LIG System	344,000	320,000	356,000	319,000
South Texas	206,000	231,000	210,000	223,000
North Texas	195,000	92,000	186,000	78,000

Total Gas Volumes Processed	2,121,000	2,109,000	2,169,000	2,050,000

Weighted Average Natural Gas Liquids Price ($/gallon)	$1.58	$1.13	$1.53	$1.04
Weighted Average Natural Gas Liquids to Gas Ratio	169%	167%	183%	158%

Commercial Services Volume (MMBtu/d)	90,000	100,000	85,000	95,000

North Texas Gathering (1)
Wells Connected	46	62	89	100

Treating Plants in Service and GPM
Treating and DPC plants in service (2)	190	195	190	195
Total GPM of treating plants in service (3)	10,141	10,233	10,141	10,233

(1)	North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point (“CDP”) connections where Crosstex connects multiple wells at a single meter station.

(2)	Treating plants and Dew Point Control (“DPC”) plants in Service represents plants in service as of the last day of the period.

(3)	The numbers represent the total Gallons per Minute (“GPM”) capacity of all the Amine Treating plants in service as of the last day of the period.

Crosstex Energy Reports Second-Quarter 2008 Results

CROSSTEX ENERGY, INC.
Selected Financial & Operating Data
(All amounts in thousands except per share numbers)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues
Midstream	$1,524,392	$984,669	$2,776,573	$1,794,467
Treating	17,992	16,256	34,333	32,607
Profit from Energy Trading Activities	281	991	1,334	1,594

	1,542,665	1,001,916	2,812,240	1,828,668

Cost of Gas
Midstream	1,428,930	910,061	2,582,527	1,661,943
Treating	3,356	2,257	5,454	4,591

	1,432,286	912,318	2,587,981	1,666,534

Gross Margin	110,379	89,598	224,259	162,134

Operating Expenses	39,643	29,965	81,551	57,329
General and Administrative	18,021	15,537	34,154	28,189
Gain on Derivatives	(16,788)	(1,280)	(9,722)	(4,494)
Gain on Sale of Property	(1,381)	(971)	(1,659)	(1,821)
Depreciation and Amortization	32,821	25,521	65,335	50,518

Total	72,316	68,772	169,659	129,721

Operating Income	38,063	20,826	54,600	32,413

Interest Expense and Other	(16,703)	(18,297)	(29,639)	(35,436)

Income (Loss) before Income Taxes, Gain on Issuance of Units of the Partnership, and Interest of Noncontrolling Partners in the Partnership’s Net Income (Loss)	21,360	2,529	24,961	(3,023)
Gain on Issuance of Units of the Partnership	14,748	—	14,748	—
Income Tax Provision	(12,089)	(1,338)	(9,057)	(1,593)
Interest of Noncontrolling Partners in the Partnership’s Net Income (Loss)	(6,567)	1,002	(2,494)	6,883

Net Income	$17,452	$2,193	$28,158	$2,267

Net Income per Common Share

Basic Earnings per Common Share	$0.38	$0.05	$0.61	$0.05

Diluted Earnings per Common Share	$0.37	$0.05	$0.60	$0.05

Weighted Average Shares Outstanding:

Basic	46,294	45,977	46,278	45,970

Diluted	46,633	46,576	46,620	46,565

Dividends per Common Share	$0.38	$0.23	$0.74	$0.45